Exhibit 4.22

                           CONTRIBUTION AGREEMENT

                  THIS CONTRIBUTION AGREEMENT, dated as of February 7, 2002 (this "Agreement"), is entered into by and between AIP/CGI Inc., a Delaware corporation ("AIP"), and Consoltex Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of AIP ("Holdings").

                  WHEREAS, AIP and Holdings entered into agreements by and among Consoltex Inc. ("Consoltex"), Consoltex (USA) Inc. ("Consoltex USA") and Consenting Noteholders (as defined therein), dated December 11, 2001 (the "Lock-Up Agreements");

                  WHEREAS, Consoltex and Consoltex USA (together, the "Issuers") have offered to exchange their 11% Series B Senior Subordinated Notes due 2003 (the "Existing Notes") for their 11% Senior Subordinated Pay-in-Kind Notes due 2009 (the "New Notes") or for their New Notes and a cash payment to the holders of the Existing Notes (the "Exchange Offer");

                  WHEREAS, pursuant to the Lock-Up Agreements, AIP agreed to contribute its Existing Notes to Holdings and Holdings agreed to contribute such Existing Notes to the Issuers in the terms set forth in the Lock-Up Agreements, if the Exchange Offer and the Consent Solicitation (as defined in the Lock-Up Agreement) are consummated;

                  WHEREAS, AIP holds $13,088,352.41 of Holdings' 10.5% PIK Debentures due 2003 (the "PIK Debentures"); and

                  WHEREAS, AIP desires to contribute the PIK Debentures to Holdings.

                  NOW THEREFORE, the parties hereto agree as follows:

                  1. AIP Contribution. Promptly following the consummation of the Exchange Offer, AIP shall make a capital contribution to Holdings of the $34,650,000 aggregate principal amount of Existing Notes (the "Contributed Notes") then beneficially owned by AIP (the "Contribution"). Promptly following the Contribution, AIP shall make a capital contribution to Holdings of the $13,088,352.41 aggregate principal amount of PIK Debentures then beneficially owned by AIP.

                  2. Holdings Contribution. Following the foregoing Contribution, Holdings shall (i) make a capital contribution of $18,769,000 aggregate principal amount of the Contributed Notes to Consoltex USA and (ii) contribute $15,881,000 aggregate principal amount of the Contributed Notes to Consoltex in exchange for additional shares of Consoltex's common stock.

                  3. Governing Law. This Agreement shall be governed under the laws of the State of Delaware, without giving effect to the conflict of law principals thereof.

                  4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                          [signature page follows]


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            IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be duly executed as of the day and year first above written.

                                      AIP/CGI, INC.,
                                      a Delaware corporation

                                      By:   /s/Kim A. Marvin
                                           -----------------------------------
                                             Name: Kim A. Marvin
                                             Title:  Secretary and Assistant
                                                     Treasurer

                                      CONSOLTEX HOLDINGS, INC.,
                                      a Delaware corporation

                                      By:    /s/ Ales Di Palma
                                            ----------------------------------
                                             Name: Alex Di Palma
                                             Title:  Executive Vice-President,
                                                     Finance and Taxation